Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 27, 2021 relating to the consolidated balance sheets of Otis Collection, LLC as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in members’ equity/(deficit), and cash flows for the year ended December 31, 2020 and for the period from October 8, 2019 (inception) to December 31, 2019, and the related notes to the consolidated financial statements.

/s/ Artesian CPA, LLC
Denver, CO

November 17, 2021

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com